Exhibit 99.1

Release date:

June 23, 2005

TULLY’S IMPROVES CAPITAL AND DEBT STRUCTURE

Credit facilities increased, debt maturity dates extended

and shareholder rights offering completed.

SEATTLE – Tully’s Coffee Corporation (Tully’s) announced today several changes to its capital and debt structure. Tully’s has entered into a new secured borrowing arrangement with Northrim Funding Services, a division of Northrim Bank, under which Tully’s may borrow up to $3 million.

The company used proceeds from the new Northrim facility and the proceeds from its recently completed rights offering to reduce amounts borrowed from Kent Central LLC. Also, Tully’s reported that the terms of the Kent Central LLC note have been amended to extend the maturity date through July 1, 2006.

“These are important milestones in our efforts to provide a stronger capital base for the company,” said John D. Dresel, Tully’s president and COO. “These changes strengthen our balance sheet and positively affect our current operations and our near-term growth prospects.”

Additionally, Tully’s and the holder of its $3 million convertible promissory note have mutually agreed to extend the maturity date for the convertible promissory note to August 1, 2006 and reduce the interest rate to eight percent.

“Although raising new equity was not a primary objective of our recent rights offering, we are appreciative that Tully’s shareholders chose to subscribe to a total of 518,000 shares of our common and Series A Convertible Preferred stock,” said Kristopher S. Galvin, Tully’s executive vice president and CFO. “Further, our new and amended borrowing arrangements will lower the average interest rate for all borrowings as compared to last year.”

Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, and Idaho. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in the United States and Asia. Currently, more than 350 company-operated and licensed Tully’s retail locations serve Tully’s premium handcrafted coffees, along with other complementary products. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way S. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

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Richmond Public Relations
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